FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT:
(214) 840-6600
Judy Sims, Chief Executive Officer
Deborah Nugent, Vice President of Finance
Katherin Dockerill, Corporate Communications



                      SOFTWARE SPECTRUM ACQUIRES EGGHEAD'S
                  CORPORATE, GOVERNMENT AND EDUCATION DIVISION
               NOW THE LARGEST PC SOFTWARE RESELLER IN THE WORLD

                   PRELIMINARY FISCAL 1996 FINANCIAL RESULTS


GARLAND, TX, May 13, 1996 - Software Spectrum, Inc., (NASDAQ:SSPE), today announced that it has completed the acquisition of the corporate, government and education (CGE) division of Egghead, Inc. Under the terms of the purchase agreement, entered into on March 23, 1996, Software Spectrum acquired the CGE division customer base and sales force. Egghead has retained all existing inventory, accounts receivable and liabilities of the division.

"We are excited to complete this acquisition and become the world's largest PC software reseller and global services provider," said Judy Sims, Software Spectrum's Chairman and Chief Executive Officer. "The team of employees we have assembled, coupled with our increased market presence and resources, uniquely positions us to continue to deliver the future of desktop technology to our new and existing customers."

"An important part of Microsoft's strategy is to rely on strong channel partners, such as Software Spectrum," stated Steve Ballmer, Executive Vice President of Sales and Support, Microsoft. "We are pleased to see Software Spectrum's continued expansion, not only domestically, but also internationally and in their Technology Services Group. They are a valued partner in a growing number of areas of our business."

This acquisition increases Software Spectrum's customer base and is anticipated to allow the Company to realize the operating efficiencies of a larger, combined organization. With its expanded customer base, the Company will be able to capitalize on its expertise: volume licensing of personal computer software to major corporations, institutions and mid-tier business customers.

For calendar 1995, the combined revenue for Software Spectrum and the CGE division would have been $767 million, with Software Spectrum's net sales exceeding $384 million.

Software Spectrum is also announcing preliminary results for its fiscal year ended March 31, 1996. The Company anticipates sales for the year will approximate $400 million, and estimates earnings per share will be $1.70 to $1.75.
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SOFTWARE SPECTRUM ACQUIRES
EGGHEAD'S CGE DIVISION
Page 14


Software Spectrum is the leading supplier of microcomputer software to organizations. Focused on delivering the future of desktop technology, Software Spectrum remains committed to providing superior customer service while maintaining a cost-efficient operating structure. The Company provides customers with a wide variety of business software products, volume software licensing services and technology support, and assists them in the implementation, deployment, and ongoing support of their personal computing software strategies. Software Spectrum, with headquarters in Garland, Texas, has sales locations across North America, Europe, Australia and New Zealand. Software Spectrum's Technology Services Group has service locations in 10 major US markets, as well as London, UK, Toronto, Canada, and Sydney, Australia.

The Company's actual results may differ from those estimated in forward-looking statements of the Company made by the Company. Software Spectrum stock is publicly traded on the NASDAQ National Market System under the symbol SSPE.

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